UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 15, 2004

Commission File Number	Exact name of registrant as specified in its charter, state of incorporation, address of principal executive offices, Telephone	I.R.S. Employer Identification Number

1-16305	PUGET ENERGY, INC. A Washington Corporation 10885 - N.E. 4th Street, Suite 1200 Bellevue, Washington 98004-5591 (425) 454-6363	91-1969407

1-4393	PUGET SOUND ENERGY, INC. A Washington Corporation 10885 - N.E. 4th Street, Suite 1200 Bellevue, Washington 98004-5591 (425) 454-6363	91-0374630

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 20, 2004, the Company issued the following press release.

William S. Ayer of Alaska Air Group Appointed to Puget Energy and Puget Sound Energy Boards

William S. Ayer, chairman and chief executive officer of Seattle-based Alaska Air Group has been named an independent member of the Boards of Directors of Puget Energy (NYSE: PSD) and its wholly owned utility subsidiary Puget Sound Energy effective January 12, 2005.

"Bill’s long and distinguished career with Alaska Air Group, one of the Northwest’s premier companies, makes him a great fit for Puget Energy’s board," said Stephen P. Reynolds, Puget Energy President and Chief Executive Officer. "With his corporation headquartered in our utility’s service territory, Bill is familiar with our business. And, his vast experience in running a capital intensive business will be highly valuable in guiding Puget Energy’s strategies in the capital markets."

Ayer has been chairman and chief executive officer of Alaska Air Group, the parent company of Alaska Airlines and Horizon Air, since May 2003. He began his career at the company more than 20 years ago and has held executive positions in operations, customer service, marketing and planning.

"It’s a privilege for me to take on a role with another company that is a cornerstone of the Northwest economy," Ayer said. "Puget Energy, Puget Sound Energy and Alaska Air Group share some of the same business challenges and opportunities in the finance and customer service areas as well as dealing with volatile energy markets. It will be a rewarding challenge to join this board team," Ayer added.

Ayer, active in several industry and community organizations, serves on the boards of Angel Flight, the Museum of Flight in Seattle, the Alaska Airlines Foundation and the Advisory Board of the University of Washington Business School.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PUGET ENERGY, INC.

PUGET SOUND ENERGY, INC.

/s/ James. W. Eldredge

James W. Eldredge Corporate Secretary and Chief Accounting Officer

Date: December 20, 2004